EXHIBIT 99.2
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                                  EXHIBIT G


                         CERTIFICATE OF DESIGNATION
                                     OF
                    SERIES C CONVERTIBLE PREFERRED STOCK

                                     OF

                           EARTHSHELL CORPORATION

             (Pursuant to Section 151 of the General Corporation
                        Law of the State of Delaware)


        EarthShell Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation (the "Board of Directors"), pursuant to the authority conferred upon the Board of Directors by Article V, Section 3, of the Certificate of Incorporation of the Corporation (the "Certificate of Incorporation") and the provisions of Section 151 of the Delaware General Corporation Law, at a meeting duly called and held on May 12, 2005 at which there was at all times present and acting a quorum of the Board of Directors:

        RESOLVED, that there hereby be created, out of the 10,000,000 shares of Preferred Stock, par value $0.01 per share, of the Corporation authorized in Article V of the Certificate of Incorporation (the "Preferred Stock"), a series of Preferred Stock, which series shall have the following designations, powers and preferences, and relative, participating, optional and other special rights, and qualifications, limitations and restrictions (in addition to the designations, powers, and preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions set forth in the Certificate of Incorporation that are applicable to the Preferred Stock):

        1. DESIGNATION AND NUMBER OF SHARES. The series of Preferred Stock shall be designated the "Series C Convertible Preferred Stock" (the "Series C Preferred Stock"). The number of shares constituting the Series C Preferred Stock shall be fixed at 8,000,000 and may be increased or decreased as provided in Section 151(g) of the General Corporation Law of Delaware (but not below the number of shares then outstanding).

        2. RANK. The Series C Preferred Stock shall rank, with respect to rights on liquidation, (a) junior to, or on a parity with, as the case may be, any other series of the Preferred Stock established by the Board of Directors, the terms of which shall specifically provide that such series shall rank senior to or on a parity with, as the case may be, the Series C Preferred Stock with respect to rights on liquidation; and (b) senior to the Common Stock, par value $.01 per share, of the Corporation (the "Common Stock").







        3. DIVIDENDS. The holders of the Series C Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, to the extent permitted under the Delaware General Corporation Law, dividends or distributions equal in amount, on a per share basis, to those declared, if any, with respect to the Common Stock; provided that if, at the time any dividend is declared on the Common Stock, the number of shares of Common Stock into which each share of Series C Preferred Stock is convertible shall have been adjusted pursuant to Section 8(e), then the dividend payable with respect to each share of Series C Preferred Stock shall be equal to the dividend payable on the number of shares of Common Stock into which such share of Series C Preferred Stock could be converted at the time of declaration. Such dividends, if any, shall be payable at such time or times as dividends are paid on the Common Stock.

        4. LIQUIDATION PREFERENCE. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary (a "Liquidation"), the holders of shares of Series C Preferred Stock shall be entitled (a) to receive, out of the assets of the Corporation available for distribution to its stockholders, in cash, the amount of $0.000125 per share and (b) thereafter, to share ratably with the holders of the Common Stock in the assets remaining for distribution to the holders of Common Stock, based on the number of shares of Common Stock into which each share of Series C Preferred Stock could be converted at the time of such Liquidation.

        5.   VOTING RIGHTS.

             (a) DEFINITIONS. For purposes of this Section 5 and elsewhere in this Agreement, the following terms shall have the meanings set forth below:

             "Affiliate" shall mean with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such first Person. A Person shall be deemed to control a corporation or other entity if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation or entity, whether through the ownership of voting securities, by contract or otherwise.

             "Closing Date" shall have the meaning given such term in the Merger Agreement.

             "Contractual Obligation" of any Person shall mean any indenture, note, lease, loan agreement, security, deed of trust, mortgage, security agreement, guaranty, instrument, contract, agreement, license agreement or other form of contractual obligation or undertaking to which such Person is a party or by which such Person or any of its property is bound.


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             "Fair Market Value" shall mean, when used with respect to
   the Common Stock as of any determination date, an amount per share equal to (i) the average of the last sale prices of shares of Common Stock on the 20 consecutive trading days ending on such date or, if no such sales take place on one or more dates within such period, the average of the closing bid and asked prices thereof on such dates within such period, in each case as officially reported on the principal national securities exchange on which the Common Stock is then listed or admitted to trading, or (ii) if no shares of Common Stock are then listed or admitted to trading on any national securities exchange, the average of the last sale prices of shares of Common Stock on the 20 consecutive trading days ending on such date, or, if no such sales take place on one or more days within such period, the average of the reported closing bid and asked prices thereof on such dates within such period, as quoted on the Nasdaq National Market or the Nasdaq SmallCap Market, or (iii) if no shares of Common Stock are then quoted on the Nasdaq National Market or Nasdaq SmallCap Market, the average of the last sale prices of shares of Common Stock on the 20 consecutive trading days ending on such date, or, if no such sales take place on one or more days within such period, the average of the reported closing bid and asked prices thereof on such dates during such period, as quoted on the OTC Bulletin Board or any similar successor organization. Notwithstanding the foregoing, in the event that, on the date of their issuance, shares of Common Stock shall be offered for sale to the public in connection with an underwritten public offering registered under the Securities Act of 1933, as amended, the Fair Market Value on such date of issuance shall be deemed to be the price at which such shares are initially sold to the public.

             "Guaranty Obligation" shall mean any direct or indirect liability of the Corporation or any of its Subsidiaries with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the "primary obligations") of another Person (the "primary obligor"), including any obligation of that Person, whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the beneficiary of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or
   (d) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof. The amount of any Guaranty Obligation shall be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum liability in respect of such obligation.


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             "Indebtedness" shall mean, without duplication, obligations of the Corporation or any of its Subsidiaries (a) evidenced by notes, bonds, debentures or other similar instruments and other obligations of the Corporation or its Subsidiaries for borrowed money, (b) for the deferred purchase price of property or services (including obligations under letters of credit and other credit facilities which secure or finance such purchase price), (c) under conditional sale or other title retention agreements with respect to property acquired by the Corporation or its Subsidiaries (to the extent of the value of such property if the rights and remedies of the seller or the lender under such agreement in the event of default are limited solely to repossession or sale of such property), (d) as lessee under or with respect to capital leases, (e) under letters of credit (including standby and commercial letters of credit), banker's acceptances, bank guaranties, surety bonds and similar instruments, and (f) under any swap, cap, collar, hedge forward, future or derivative transaction or option or similar agreement; Indebtedness shall also include any Guaranty Obligations with respect to the obligations of other Persons of the types described in clauses (a) - (f) of this definition.

             "Investment" means (a) any loan or advance of funds by the Corporation or any of its Subsidiaries to any other Person (other than advances to employees of the Corporation or such Subsidiary for moving and travel expenses and similar expenses in the ordinary course of business), or (b) any purchase or other acquisition of equity securities or indebtedness of such Person or capital contribution or other investment in such Person.

             "Manufacturing Subsidiary" shall mean ReNewable Products, Inc., a Delaware corporation and, as of the Closing Date, a wholly-owned subsidiary of the Corporation.

             "Merger Agreement" shall mean the Agreement and Plan of Merger, dated as of June 17, 2005, among the Corporation, EarthShell Triangle, Inc., a Delaware corporation and wholly-owned subsidiary of the Corporation, the Manufacturing Subsidiary, and ReNewable Products LLC, a Delaware limited liability company and sole stockholder of the Manufacturing Subsidiary.

             "Person" shall mean an individual, partnership, joint venture, corporation, trust, limited liability company, unincorporated organization or any similar entity.

             "Subsidiary" shall mean (a) any corporation of which more than 50% of the issued and outstanding equity securities having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by the Corporation, (b) any partnership, joint venture, limited liability company or other association of which at least 50% of the equity interest having the

                                     G-4







   power to vote, direct or control the management of such partnership, joint venture or other association is at the time owned and controlled by the Corporation, or (c) any other Person included in the financial statements of the Corporation on a consolidated basis.

             (b) RIGHT TO VOTE WITH THE COMMON STOCK. Except as set forth herein or as otherwise required by law (including, without limitation, the provisions of Section 242(b)(2) of the Delaware General Corporation Law), the holders of record of the outstanding shares of Series C Preferred Stock (i) shall be entitled to vote as one class with the holders of the Common Stock on all matters brought before the stockholders of the Corporation, including but not limited to the election of directors, and (ii) shall have, in voting on such matters, for each share of Series C Preferred Stock one vote for each share of Common Stock into which such share of Series C Preferred Stock could then be converted. Each holder of Series C Preferred Stock shall be entitled to receive written notice of all meetings of the holders of the Common Stock and copies of all materials furnished to such holders in connection with such meetings.

             (c) RIGHT TO VOTE AS A SEPARATE CLASS. So long as at least four million (4,000,000) shares of Series C Preferred Stock remain outstanding, the Corporation shall not take any of the following actions without the prior approval of the holders of a majority of the then outstanding shares of Series C Preferred Stock, voting as a single class.

                  (i) issue, or permit any of its Subsidiaries to issue, any additional shares of capital stock or other equity interests at less than Fair Market Value (in the case of Common Stock) or their fair market value (in the case of other classes of capital stock or other equity interests) on the date of issuance, provided that the approval of the holders of the Series C Preferred Stock shall not be required for the issuance by the Corporation of shares of Common Stock (A) pursuant to the Standby Equity Distribution Agreement dated as of March 23, 2005 between Cornell Capital Partners, LP and the Corporation (the "Cornell Agreement"), notwithstanding that the price at which such shares are issued, as determined under the Cornell Agreement, may be less than Fair Market Value, or (B) upon exercise of stock options, warrants or other convertible securities disclosed in
        Section 5(d) of the Disclosure Schedule delivered pursuant to the Merger Agreement, as in effect as of the date of the Merger Agreement.;

                  (ii) redeem or repurchase, or permit any of its Subsidiaries to redeem or repurchase, any shares of capital stock of the Corporation or any of its Subsidiaries;

                  (iii) merge or consolidate with, or permit any of its Subsidiaries (other than the Manufacturing Subsidiary) to merge or consolidate with, any other Person other than the Corporation

                                     G-5







        or another wholly-owned direct or indirect Subsidiary of the Corporation, or permit the Manufacturing Subsidiary to merge or consolidate with any other Person;

                  (iv) sell, lease or otherwise dispose of more than 5% of the consolidated assets of the Corporation (computed either on the basis of book value, as determined in accordance with generally accepted accounting principles consistently applied, or fair market value) in any transaction or series of related transactions outside of the ordinary course of the Corporation's business consistent with past practice;

                  (v) sell, pledge, or otherwise transfer to any Person any of the outstanding capital stock of, or equity interests in, any Subsidiary, including but not limited to the Manufacturing Subsidiary, or sell, pledge, lease or dispose of any of the assets of the Manufacturing Subsidiary other than in the ordinary course of the Manufacturing Subsidiary's business;

                  (vi) engage, either directly or through any Subsidiary, in any business other than the business in which the Corporation and its Subsidiaries are engaged on the Closing Date or a business reasonably related thereto or modify, in any material respect, the business model adopted by the Corporation for engaging in such business, as described in the Corporation's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission prior to the Closing Date;

                  (vii) enter into, or permit any of its Subsidiaries to enter into, any Contractual Obligation with an Affiliate (other than the Corporation or another wholly-owned direct or indirect Subsidiary of the Corporation) or engage, or permit any of its Subsidiaries to engage, in any other transaction with an Affiliate (other than the Corporation or another wholly-owned direct or indirect Subsidiary of the Corporation) except for the following:

                  Amended and Restated License Agreement by and between the Corporation and E. Khashoggi Industries LLC ("EKI"), dated July 29, 2002 (the "License Agreement");

                  License & Information Transfer Agreement by and among bio-tec Biologische Naturverpackungen GmbH & Co. KG and bio-tec Biologische Naturverpackungen Forschungs und Entwicklungs GmbH, a wholly owned subsidiary of EKI, dated July 29, 2002 (the "Biotec Agreement")

                  Loan Conversion Agreement by and among the Corporation, EKI and Essam Khashoggi, dated as of July 16, 2004.




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                  Agreement by and between the Corporation and EKI for
        the sale of non-essential office furniture and machine shop equipment, dated as of May, 2004.

                  Agreement by and between the Corporation and EKI to share support services of an executive assistant, dated as of September, 2004.

                  Unwritten Sublease Agreement by and between the Corporation and EKI for the sublet of office space by the Company, as of November, 2004.

                  Agreements by and between the Corporation and various officers of the Company for short-term unsecured interest bearing loans, various dates.

                  Conversion Agreement by and between the Company and EKI, dated as of May, 2005.

                  Amended and Restated Patent Agreement for the
        Allocation of Patent Costs by and between the Corporation and EKI, dated as of October 1, 1997, as amended;

                  (viii) amend, or permit any of its Subsidiaries to amend, the terms of any Contractual Obligation between the Corporation and any of its Affiliates (other than another wholly-owned direct or indirect Subsidiary of the Corporation) or between such Subsidiary and any of its Affiliates (other than the Corporation or another wholly-owned direct or indirect Subsidiary of the Corporation) as in effect on the Closing Date;

                  (ix) create, issue incur, borrow, assume, or permit to exist Indebtedness, or in any other manner become liable with respect to any Indebtedness in an aggregate amount that exceeds, at any time, $500,000;

                  (x) amend the Certificate of Incorporation or the by-laws of the Corporation or of the Manufacturing Subsidiary, except to increase or decrease the number of directors;

                  (xi) enter into or amend, or permit any Subsidiary to enter into or amend, any material contract with any other Person, other than (A) license agreements entered into in the ordinary course of the Corporation's business, and (B) customer, supply and services agreements entered into in the ordinary course of the Manufacturing Subsidiary's proposed business, provided that the approval of the holders of the Series C Preferred Stock shall not be required for the amendment of any existing agreement between the Corporation and Cornell Capital Partners, LP relating to Indebtedness of the Corporation, as long as such amendment does not result in an increase in the amount of Indebtedness for which the Corporation or any Subsidiary is liable;

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                  (xii) make, or permit any Subsidiary to make, any
        Investment in any Person, other than a Person that is a wholly-owned direct or indirect Subsidiary of the Corporation immediately prior to such Investment;

                  (xiii) make any assignment for the benefit of the creditors of the Corporation or any of its Subsidiaries; admit in writing the inability of the Corporation or any of its Subsidiaries to pay its debts generally as they become due; petition or apply to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Corporation or any of its Subsidiaries of any substantial part of their assets; commence any proceeding relating to the Corporation or any of its Subsidiaries under any bankruptcy reorganization, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction or, if such petition or application is filed, or any such proceeding is commenced, against the Corporation or any of its Subsidiaries, or take any action to indicate its approval of, consent to, or acquiescence in such petition, application or proceeding; or

                  (xiv) settle any litigation or other proceeding against the Corporation or any of its Subsidiaries for cash or property with an aggregate fair market value that exceeds $1,200,000, with no single lawsuit settlement amount to exceed $500,000, provided that the approval of the holders of the Series C Preferred Stock shall not be required for the settlement of litigation or any other proceeding that may arise under any existing agreement between the Corporation and Cornell Capital Partners, LP.

        6. FUTURE STOCK ISSUANCES. At least ten days prior to issuing any additional shares of capital stock of, or other equity interests in, the Corporation, the Corporation shall notify each holder of Series C Preferred Stock in writing of the number or amount of securities proposed to be issued, the consideration proposed to be received for such securities and the proposed date of issuance, and shall furnish each such holder with copies of all relevant agreements, securities and other documentation relating to the proposed issuance. The provisions of this Section 6 shall not apply to the issuance of shares of Common Stock pursuant to the Cornell Agreement or upon exercise of stock options, warrants or other convertible securities disclosed in Section 5(d) of the Disclosure Schedule delivered pursuant to the Merger Agreement, as long as such issuance is in accordance with the terms and conditions of the Cornell Agreement or such stock options, warrants or other convertible securities, as the case may be, as in effect as of the date of the Merger Agreement.

        7. BOARD OBSERVER RIGHTS. The Corporation shall (a) permit a single representative designated by the holders of a majority of the Series C Preferred Stock (the "Board Observer") to attend all meetings (including meetings by telephone or video conference) of the board of directors of the Corporation and its Subsidiaries and each committee of the board of directors of the Corporation and its Subsidiaries in a non-voting observer capacity, (b) provide the Board Observer with notice of all such meetings at the same time and in the same manner as notice is given to the members of such board of directors, and (c) furnish the Board Observer with copies of all notices, minutes, consents and other materials that the Corporation or its Subsidiary provides to its directors at or prior to such meetings. The holders of a majority of the Series C Preferred Stock shall provide the Corporation with written notice of the name and address of, and other contact information for, the Person so designated to serve as the Board Observer and may change such Person, or substitute another Person for such Person, from time to time, upon written notice to the Corporation.

        8.   CONVERSION.

             (a) RIGHT TO CONVERT. Each share of Series C Preferred Stock shall be convertible into one share of fully paid and nonassessable Common Stock, subject to adjustment from time to time in accordance with Section 8(e), (i) at the option of the holder thereof, at any time after the date of issuance, and (ii) at the option of the Corporation, at any time after the second anniversary of the Closing Date, upon written notice to the holders thereof of mandatory conversion of such shares, in each case in accordance with Section 8(b). The number of shares of Common Stock into which each share of Series C Preferred Stock may be converted, as so adjusted, is referred to in this Section 8 as the "Conversion Rate."

             (b)  CONVERSION PROCEDURES.

                  (i) CONVERSION BY THE HOLDER. Any holder of shares of Series C Preferred Stock electing to convert such shares into Common Stock shall give five days notice to the Corporation, and shall surrender the certificate or certificates therefor at the principal office of the Corporation or its transfer agent (or, if such conversion shall be in connection with an underwritten public offering of shares of Common Stock, at the location at which the underwriters shall have agreed to accept delivery thereof), accompanied by such form of notice of conversion as may be prescribed by the Corporation or its transfer agent. The Corporation shall (or shall cause its transfer agent to) as soon as practicable thereafter issue and deliver at such office to such holder of shares of Series C Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates evidencing the shares of Series C Preferred Stock to be converted. The Person or Persons entitled to receive the shares of Common Stock and/or other securities or assets, as applicable, issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock and/or other securities or assets as of such date. Notwithstanding the foregoing, if the conversion of all or any portion of a holder's shares of Series C Preferred Stock is being made in connection with (i) a proposed public offering of any Common Stock, (ii) a proposed Transaction (as defined in Section 10), or (iii) a proposed sale or transfer of outstanding shares of Common Stock or any other securities of the Corporation (including a sale or transfer of Common Stock issuable upon the conversion of shares of Series C Preferred Stock), then, at the election of any holder of such shares, such conversion may be conditioned upon the consummation of such public offering, Transaction, sale or transfer, in which case such conversion shall be effective concurrently with the consummation of such public offering, Transaction, sale or transfer.

                  (ii) MANDATORY CONVERSION UPON WRITTEN NOTICE BY THE CORPORATION. If, at any time following the second anniversary of the Closing Date, the Corporation desires to effect a mandatory conversion of all, but not less than all, of the outstanding Series C Preferred Stock, the Corporation shall give at least five days prior written notice to each holder of record of Series C Preferred Stock at such holder's post-office address as shown on the records of the Corporation, notifying such holder of the mandatory conversion of such shares into shares of Common Stock of the Corporation. Such notice will specify the date fixed for such conversion (the "Mandatory Conversion Date"), the number of shares of Series C Preferred Stock to be converted into shares of Common Stock and the number of shares of Common Stock to be issued for each share of Series C Preferred Stock so converted, and shall instruct the holder to surrender to the principal office of the Corporation or its transfer agent, on the Mandatory Conversion Date, a certificate or certificates representing the shares of Series C Preferred Stock specified in such notice. The Corporation will, as soon as practicable thereafter, deliver to each surrendering holder of Series C Preferred Stock, at his address as shown on the records of the Corporation, or to his written order, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled. From and after the close of business on the Mandatory Conversion Date, the Series C Preferred Stock shall be deemed to be no longer outstanding, and the holders of such shares of Series C Preferred Stock shall be deemed to be the record holders of the number of shares of Common Stock into which such shares of Series C Preferred Stock have been converted.

             (c) FRACTIONAL SHARES. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the conversion of the Series C Preferred Stock. If more than one share of Series C Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon the conversion thereof shall be computed on the basis of the aggregate number of shares of Series C Preferred Stock surrendered. In lieu of any fractional shares of Common Stock to which a holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the Fair Market Value per share of Common Stock on the date of conversion.

             (d) RESERVATION OF COMMON STOCK; STATUS OF ISSUED SHARES OF COMMON STOCK. The Corporation shall reserve, and shall at all times have reserved, out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series C Preferred Stock, enough shares of Common Stock to permit the conversion of the then outstanding shares of Series C Preferred Stock and shall list on, and keep such shares listed on, each securities exchange, if any, on which the Common Stock is listed. All shares of Common Stock issued upon conversion of the Series C Preferred Stock will be, upon issuance, duly issued, fully paid and nonassessable and free from all taxes, liens, and charges with respect to the issuance thereof.
             (e) ADJUSTMENTS OF THE CONVERSION RATE. The Conversion Rate shall be subject to adjustment from time to time as follows:

                  (i) Subject to the Corporation's compliance with the provisions of Section 5(c), in case the Corporation shall
        (A) issue Common Stock as a dividend or distribution on any class of the capital stock of the Corporation, (B) split or otherwise subdivide its outstanding Common Stock, (C) combine the outstanding Common Stock into a smaller number of shares, or
        (D) issue by reclassification of its Common Stock (except in the case of a Transaction) any shares of the capital stock of the Corporation, the Conversion Rate shall be adjusted so that the holder of each share of the Series C Preferred Stock shall thereafter be entitled to receive, upon the conversion of such share, the number of shares of Common Stock or other capital stock that it would have been entitled to receive immediately after the happening of any of the events listed in the preceding clauses (A), (B), (C) and (D), had such shares of the Series C Preferred Stock been converted immediately prior to the close of business on the record date or effective date of such event, as applicable. The adjustments herein provided shall become effective immediately following the record date for any such stock dividend or the effective date of any such other events.

                  (ii) Subject to the Corporation's compliance with the provisions of Section 5(c), in case of any reclassification or similar change of outstanding shares of Common Stock of the Corporation, or in case of the consolidation or merger of the Corporation with another corporation, or the conveyance of all or substantially all of the assets of the Corporation in a transaction in which holders of the Common Stock receive shares of stock or other property, including cash, each share of Series C Preferred Stock shall, after such event and subject to the other rights of the Series C Preferred Stock as set forth elsewhere herein, be convertible only into the number of shares of stock or other securities or property, including cash, to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such shares of the Series C Preferred Stock would have been entitled upon such reclassification, change, consolidation, merger or conveyance, had such shares of Series C Preferred Stock been converted immediately prior to the effective date of such event.

                  (iii) In case any shares of Common Stock of the Corporation shall be issued upon conversion of shares of the Corporation's Series B Preferred Stock, the Conversion Rate shall be adjusted, with retroactive effect to the Closing Date, by multiplying the Conversion Rate in effect immediately prior to such issuance by a fraction, the numerator of which shall be the number of shares of Common Stock of the Corporation outstanding immediately following such issuance, and the denominator of which shall be the number of shares of Common Stock of the Corporation outstanding immediately prior to such issuance. Such adjustment shall be made successively each time any event described in this
        Section 8(e)(iii) shall occur.

                  (iv) In the event that, notwithstanding the Corporation's representations, warranties and covenants in the Merger Agreement, the number of shares of outstanding Common Stock, on a fully diluted basis (assuming the exercise of all outstanding options, warrants and other rights, regardless of exercise price, and conversion of all convertible securities), as of the Closing Date exceeded 24,556,184 shares, the Conversion Rate shall be adjusted, with retroactive effect to the Closing Date, so that the aggregate number of shares of Common Stock issuable upon the conversion of all of the Series C Preferred Stock issued on the Closing Date shall equal 24.6% of the number of shares of Common Stock outstanding, on a fully diluted basis, on the Closing Date (after giving effect to the conversion of all of the shares of Series C Preferred Stock issued and outstanding as of the Closing Date).

                  (iv) The holders of a majority of the outstanding Series C Preferred Stock shall have the right to require the Corporation to adjust the Conversion Rate, as a condition to their approval of any matter subject to their prior approval under Section 5(c), in which event such adjustment (other than an adjustment of the kind provided for in Section 8(e)(i), (ii),
        (iii) and (iv)) shall be reflected as an amendment to this Certificate of Designation.

                  (v)  After each adjustment of the Conversion Rate under
        Section 8(e)(i),(ii), (iii) and (iv), the Corporation shall promptly prepare a certificate signed by its Chief Executive Officer and a Secretary or Assistant Secretary of the Corporation, setting forth the Conversion Rate as so adjusted, the number of shares of Common Stock or other securities into which the Series C Preferred Stock shall be convertible, and a statement of the facts upon which such adjustment is based, and the Corporation shall cause a copy of such statement to be sent to each holder of record of Series C Preferred Stock at such holder's post-office address as shown on the records of the Corporation.

             (f) NO AVOIDANCE. The Corporation shall not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 8 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series C Preferred Stock against impairment, whether or not such action has been approved by the holders of the Series C Preferred Stock pursuant to Section 5(c).

        9. STATUS OF CONVERTED OR REACQUIRED SHARES. Shares of Series C Preferred Stock that are converted into Common Stock or repurchased or otherwise acquired by the Corporation shall be retired and may not be reissued as shares of Series C Preferred Stock but shall thereafter have the status of authorized but unissued shares of Preferred Stock, without designation as to series, until such shares are once more designated as part of a particular series of Preferred Stock.

        10.  MERGER, CONSOLIDATION, ETC.  Subject to the provisions of
   Section 5(c), in case of any (i) consolidation or merger of the Corporation with or into another corporation (other than a merger with a Subsidiary in which the Corporation is the continuing or surviving corporation and that does not result in any reclassification, capital reorganization or other change of the outstanding shares of Common Stock issuable upon conversion of the Series C Preferred Stock), (ii) sale, lease or conveyance of all or substantially all of the consolidated assets of the Corporation, (iii) tender offer for the Common Stock, (iv) voluntary or involuntary liquidation, dissolution or winding up of the Corporation, or (v) other transaction effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets (including cash) upon conversion of or in exchange for Common Stock (each of the foregoing transactions described in clauses (i) through (v) being referred to herein as a "Transaction"), then the Corporation shall, as a condition precedent to such Transaction, cause effective provisions to be made so that (A) each holder of shares of Series C Preferred Stock shall have the right thereafter to receive the consideration, including the kind and amount of shares of stock and other securities and property receivable in such Transaction, which such holder would have received upon consummation of such Transaction had such holder converted its shares of Series C Preferred Stock immediately prior to the effective time of such Transaction, and (B) the successor or acquiring entity shall expressly assume the due and punctual observance and performance of each covenant and condition of this Certificate of Designation to be performed and observed by the Corporation and all obligations and liabilities hereunder. Any such provision shall include provision for adjustments which shall be as nearly equivalent as possible to the adjustments provided for in Section 8(e). The foregoing provisions of this Section 10 shall similarly apply to successive Transactions.

        IN WITNESS WHEREOF, EarthShell Corporation has caused this certificate to be executed and attested by the undersigned this 17th day of June, 2005.



                                      /s/ Simon K. Hodson
                                      _________________________________
                                      Name:  Simon K. Hodson
                                      Title:  CEO


                                      /s/ Scott Houston
                                      _________________________________
                                      Name:  Scott Houston
                                      Title:  CFO

   ATTEST:



   /s/ Jessica Stovall
   _____________________________
   Name:  Jessica Stovall
   Title:  Admin































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